Exhibit 99.1

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735

For Immediate Release

Exact Sciences reports first-quarter 2011 financial results

MADISON, Wis., May 3, 2011 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the first quarter ended March 31, 2011.

Exact reported total revenues of $1.0 million for the first quarter of 2011, compared to total revenues of $1.3 million during the same period of 2010.

Exact reported a net loss of ($4.4) million, or ($0.08) a share, for the first quarter of 2011. The company had a net loss of ($2.1) million, or ($0.06) a share, for the same period of 2010.

Operating expenses for the quarter ended March 31, 2011, were $5.4 million, compared to $3.4 million for the first quarter of 2010.  Operating expenses for the first quarter of 2011 increased from the same period a year ago primarily because of investments in additional research and development personnel, the resulting increase in research and development activity, and other costs related to Exact’s preparation for the upcoming clinical trial of its non-invasive Cologuard™ colorectal cancer screening test.

Exact ended the first quarter of 2011 with cash, cash equivalents and marketable securities of $89.7 million, compared to $95.4 million at Dec. 31, 2010.

“During the first quarter of 2011, we continued to make strong progress towards initiating the clinical trial for our Cologuard™ test, which detects both precancerous polyps and cancer,” said Kevin T. Conroy, the company’s president and chief executive. “There remains a major unmet need for a new, patient-friendly colorectal cancer screening test that enables early detection of the disease.  All of us at Exact are focused on delivering our Cologuard™ product to market and meeting that significant need.”

First-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, May 3, 2011, at 10 a.m. ET to discuss first-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 800-642-1687 domestically or 706-645-9291 internationally. The access code for the conference call and replay is 63138476. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Statements of Operations Data

(Amounts in thouands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Product royalty fees	$4	$12
License fees	1,036	1,287
	1,040	1,299
Cost of revenue:
Product royalty fees	6	6
Gross profit:	1,034	1,293

Operating Expenses:
Research and development	2,989	1,795
General and administrative	2,150	1,512
Sales and marketing	297	109
	5,436	3,416

Loss from operations	(4,402)	(2,123)

Interest income, net	29	(1)

Net loss	$(4,373)	$(2,124)

Net loss per share - basic and diluted	$(0.08)	$(0.06)

Weighted average common shares outstanding - basic and diluted	51,930	35,607

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Balance Sheet Data

(Amounts in thousands)

	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$72,073	$78,752
Marketable securities	17,660	16,663
Prepaid expenses and other current assets	468	246
Property and equipment, net	1,032	854
Total assets	$91,233	$96,515

Liabilities and stockholders’ equity
Total current liabilities	$6,383	$7,158
Long term debt	1,000	1,000
Long term accrued interest	26	21
Deferred license fees, less current portion	7,546	8,582
Total stockholders’ equity	76,278	79,754
Total liabilities and stockholders’ equity	$91,233	$96,515